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                                  EXHIBIT 11.1

                     STATEMENT REGARDING PER SHARE EARNINGS


Primary Earnings Per Share
--------------------------
Net Income                              $  (174,737)      $  1,150,985
Cumulative preferred dividends             (214,613)          (283,321)
                                        ------------      -------------

Income for common shareholders          $  (389,350)      $    867,664
                                        ------------      -------------
Weighted average common shares            7,822,191          7,822,191
                                        ============      ============
Primary earning per share               $     (0.05)      $       0.11
                                        ============      ============

Diluted Earning Per Share
-------------------------
Net Income                                     *          $  1,150,985
Cumulative preferred dividends                --                --
                                        ------------      -------------
                                               *          $  1,150,985
                                        ============      ============

Weighted average common shares                 *             7,822,191
Effect of stock options                       --                --
Assumed conversion of cumulative
  Preferred stock                              *            14,044,596
                                        ------------      -------------
                                               *            21,866,787
                                        ============      ============
Diluted earnings per share              $     (0.05)      $       0.05
                                        ============      ============

---------------------------
*    Antidilutive

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